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                                                  OMB Number:          3235-0362
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported

[  ] Form 4 Transactions Reported

================================================================================
1. Name and Address of Reporting Person*

   Murphy, Jr.,          Thomas                  S.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)
   c/o Goldman, Sachs & Co.
   85 Broad Street
--------------------------------------------------------------------------------
                                    (Street)

   New York,                         NY                                10004
--------------------------------------------------------------------------------
   (City)                           (State)                           (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Quorum Health Group, Inc.
   (QHGI)
================================================================================
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


================================================================================
4. Statement for Month/Year

   FYE June 30, 1998
================================================================================
5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



          --------------------------------------------------

================================================================================
7. Individual or Joint/Group Reporting
   (Check applicable line)

   [ X ] Form Filed by One Reporting Person
   [   ] Form Filed by More than One Reporting Person

================================================================================

====================================================================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,                                                             |
                             or Beneficially Owned                                                                                 |
====================================================================================================================================
                                 |                 |            |                               |             |         |          |
                                 |                 |            |                               |5.           |6.       |          |
                                 |                 |            |4.                             |Amount of    |Owner-   |          |
                                 |                 |            |Securities Acquired (A) or     |Securities   |ship     |          |
                                 |                 |            |Disposed of (D)                |Beneficially |Form:    |7.        |
                                 |                 |            |(Instr. 3, 4 and 5)            |Owned at end |Direct   |Nature of |
                                 |2.               | 3.         |-------------------------------|of Issuer's  |(D) or   |Indirect  |
1.                               |Transaction      |Transaction |              | (A)  |         |Fiscal Year  |Indirect |Beneficial|
Title of Security                |Date             |Code        |    Amount    | or   | Price   |(Instr. 3    |(I)      |Ownership |
(Instr. 3)                       |(mm/dd/yy)       |(Instr. 8)  |              | (D)  |         |and 4)       |(Instr.4)|(Instr. 4)|
------------------------------------------------------------------------------------------------------------------------------------
                                 |                 |            |              |      |         |             |         |          |
                                 |                 |            |              |      |         |             |         |          |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                 |            |              |      |         |             |         |          |
                                 |                 |            |              |      |         |             |         |          |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                 |            |              |      |         |             |         |          |
                                 |                 |            |              |      |         |             |         |          |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                 |            |              |      |         |             |         |          |
                                 |                 |            |              |      |         |             |         |          |
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                                 |                 |            |              |      |         |             |         |          |
                                 |                 |            |              |      |         |             |         |          |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                 |            |              |      |         |             |         |          |
                                 |                 |            |              |      |         |             |         |          |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                 |            |              |      |         |             |         |          |
                                 |                 |            |              |      |         |             |         |          |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                 |            |              |      |         |             |         |          |
                                 |                 |            |              |      |         |             |         |          |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                 |            |              |      |         |             |         |          |
                                 |                 |            |              |      |         |             |         |          |
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                                 |                 |            |              |      |         |             |         |          |
                                 |                 |            |              |      |         |             |         |          |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                 |            |              |      |         |             |         |          |
                                 |                 |            |              |      |         |             |         |          |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                 |            |              |      |         |             |         |          |
                                 |                 |            |              |      |         |             |         |          |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is  filed  by more  than one  Reporting  Person,  see  Instruction
  4(b)(v).

====================================================================================================================================
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                     |
         (e.g., puts, calls, warrants, options, convertible securities)                                                            |
====================================================================================================================================
              |       |          |      |               |                     |                    |       |         |      |      |
              |       |          |      |               |                     |                    |       |9.       |10.   |      |
              |       |          |      |               |                     |                    |       |Number   |Owner-|      |
              |       |          |      |               |                     |                    |       |of       |ship  |      |
              |2.     |          |      |               |                     |                    |       |Deriv-   |of    |      |
              |Conver-|          |      |5.             |                     |7.                  |       |ative    |Deriv-|11.   |
              |sion   |          |      |Number of      |                     |Title and Amount    |       |Secur-   |ative |Nature|
              |or     |          |      |Derivative     |6.                   |of Underlying       |8.     |ities    |Secur-|of    |
              |Exer-  |          |      |Securities     |Date                 |Securities          |Price  |Bene-    |ity:  |In-   |
              |cise   |3.        |      |Acquired (A)   |Exercisable and      |(Instr. 3 and 4)    |of     |ficially |Direct|direct|
              |Price  |Trans-    |4.    |or Disposed    |Expiration Date      |--------------------|Deriv- |Owned    |(D) or|Bene- |
1.            |of     |action    |Trans-|of (D)         |(Month/Day/Year)     |            |Amount |ative  |at End   |In-   |ficial|
Title of      |Deriv- |Date      |action|(Instr. 3,     |---------------------|            |or     |Secur- |of       |direct|Owner-|
Derivative    |ative  |(Month/   |Code  |4 and 5)       |Date      |Expira-   |            |Number |ity    |Year     |(I)   |ship  |
Security      |Secur- |Day/      |(Instr|---------------|Exer-     |tion      |            |of     |(Instr.|(Instr.  |(Instr|(Instr|
(Instr. 3)    |ity    |Year)     |8)    | (A)   |(D)    |cisable   |Date      |Title       |Shares |5)     |4)       |4)    |4)    |
------------------------------------------------------------------------------------------------------------------------------------
Stock Option  |       |          |      |       |       |          |          |            |       |       |         |      |      |
(right to buy)|$5.00* |          |      |       |       |    01    | 12/08/98 |Common Stock|20,001*|       | 20,001* | D(02)|      |
------------------------------------------------------------------------------------------------------------------------------------
Stock Option  |       |          |      |       |       |          |          |            |       |       |         |      |      |
(right to buy)|$11.75*|          |      |       |       |    01    | 07/01/99 |Common Stock|5,001* |       | 5,001*  | D(02)|      |
------------------------------------------------------------------------------------------------------------------------------------
Stock Option  |       |          |      |       |       |          |          |            |       |       |         |      |      |
(right to buy)|$13.33*|          |      |       |       |    01    | 07/03/00 |Common Stock|5,001* |       | 5,001*  | D(02)|      |
------------------------------------------------------------------------------------------------------------------------------------
Stock Option  |       |          |      |       |       |          |          |            |       |       |         |      |      |
(right to buy)|$17.50*|          |      |       |       |    01    | 07/01/01 |Common Stock|5,001* |       | 5,001*  | D(02)|      |
------------------------------------------------------------------------------------------------------------------------------------
Stock Option  |       |          |      |       |       |          |          |            |       |       |         |      |      |
(right to buy)|$24.00*|          |      |       |       |    01    | 07/01/02 |Common Stock|5,001* |       | 5,001*  |  D   |      |
------------------------------------------------------------------------------------------------------------------------------------
              |       |          |      |       |       |          |          |            |       |       |         |      |      |
              |       |          |      |       |       |          |          |            |       |       |         |      |      |
------------------------------------------------------------------------------------------------------------------------------------
              |       |          |      |       |       |          |          |            |       |       |         |      |      |
              |       |          |      |       |       |          |          |            |       |       |         |      |      |
------------------------------------------------------------------------------------------------------------------------------------
              |       |          |      |       |       |          |          |            |       |       |         |      |      |
              |       |          |      |       |       |          |          |            |       |       |         |      |      |
------------------------------------------------------------------------------------------------------------------------------------
              |       |          |      |       |       |          |          |            |       |       |         |      |      |
              |       |          |      |       |       |          |          |            |       |       |         |      |      |
------------------------------------------------------------------------------------------------------------------------------------
              |       |          |      |       |       |          |          |            |       |       |         |      |      |
              |       |          |      |       |       |          |          |            |       |       |         |      |      |
====================================================================================================================================

Explanation of Responses:

*Reflects the Issuer's September 16, 1997 three-for-two stock split.

01: These options were granted to the Reporting Person under the Quorum Health Group, Inc. Directors Stock Option Plan, qualified under Rule 16b-3. The options were granted on 12/8/93, 7/1/94, 7/3/95, 7/1/96 and 7/1/97, respectively; they each become exercisable in four equal annual installments commencing one year after the respective date of grant.

02: The Reporting Person is a managing director of Goldman, Sachs & Co. ("Goldman Sachs"), The Goldman Sachs Group, L.P. ("GS Group") is the general partner of and owns a 99% interest in Goldman Sachs. The Reporting Person has an agreement with an affiliated investment partnership of GS Group, pursuant to which he holds certain stock options to purchase shares for the benefit of such investment partnership, and an agreement with GS Group pursuant to which he holds the remaining stock options for the benefit of GS Group. The Reporting Person does not have any pecuniary interest in the stock options and, accordingly, disclaims beneficial ownership thereof.


By:  s/ Hans L. Reich                                          August 14, 1998
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
             Attorney-in-fact


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

     Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the Reporting Person pursuant to Rule 101(b)(4) of Regulation S-T.